Exhibit 10.2

GEN RESTAURANT GROUP, INC.

2023 EQUITY INCENTIVE PLAN

Stock Bonus Award Agreement

GEN Restaurant Group, Inc. (the “Company”), pursuant to its 2023 Equity Incentive Plan (the “Plan”), hereby grants an award of unrestricted Common Stock (“Stock” or “Shares”) to you, the Participant named below. The terms and conditions of this Stock Bonus Award are set forth in this Stock Bonus Award Agreement (the “Agreement”), consisting of this cover page and the Terms and Conditions on the following pages, and in the Plan document, a copy of which has been provided to you. To the extent any capitalized term used in this Agreement is not defined, it shall have the meaning assigned to it in the Plan as it currently exists or as it is amended in the future.

Name of Participant: **David Kim
Number of Shares of Stock: **52,128	Grant Date: May 12, 2025__

IN ORDER TO RECEIVE THE BENEFITS OF THIS AGREEMENT, PARTICIPANT MUST EXECUTE AND RETURN THIS AGREEMENT (THE “ACCEPTANCE REQUIREMENTS”). IF YOU FAIL TO SATISFY THE ACCEPTANCE REQUIREMENTS WITHIN 60 DAYS AFTER THE GRANT DATE, THEN (1) THIS AGREEMENT WILL BE OF NO FORCE OR EFFECT AND THIS AWARD WILL BE AUTOMATICALLY FORFEITED TO THE COMPANY WITHOUT CONSIDERATION, AND (2) NEITHER PARTICIPANT NOR THE COMPANY WILL HAVE ANY FUTURE RIGHTS OR OBLIGATIONS UNDER THIS AGREEMENT.

By signing below or otherwise evidencing your acceptance of this Agreement in a manner approved by the Company, you agree to all of the terms and conditions contained in this Agreement and in the Plan document. You acknowledge that you have reviewed these documents and that they set forth the entire agreement between you and the Company regarding your rights and obligations in connection with this Stock Bonus Award.

PARTICIPANT: GEN RESTAURANT GROUP, INC.

By:_/s/ Thomas V. Croal

Name: Thomas V. Croal

Title: Chief Financial Officer

GEN RESTAURANT GROUP, INC.

2023 EQUITY INCENTIVE PLAN

Stock Bonus Award Agreement

Terms and Conditions

1. Grant of Stock. The Company hereby grants to you, as of the Grant Date specified on the cover page of this Agreement and subject to the terms and conditions in this Agreement and the Plan, an Award of the number of Shares of Stock specified on the cover page of this Agreement.

2. Withholding Taxes. Prior to the issuance of Shares of Stock pursuant to this Agreement, you must make arrangement satisfactory to the Company to pay or provide for any federal, state, local or foreign withholding taxes that may be due upon issuance of the Shares. Unless you otherwise provide tax payment directly to the Company, you hereby authorize the Company (or any Affiliate) to withhold from payroll or other amounts payable to you any sums required to satisfy such withholding tax obligations, and otherwise agree to satisfy such obligations in accordance with the provisions of Section 19 of the Plan. If you wish to satisfy some or all of such withholding tax obligations by delivering Shares you already own or by having the Company retain a portion of the Shares being acquired, you must make such a request which shall be subject to approval by the Company.

3. Delivery of Stock. Subject to Section 2, as soon as practicable after the Grant Date, the Company shall release to you the Shares of Stock, as evidenced by issuance of a stock certificate, by electronic delivery of such Shares to a brokerage account designated by you, or by an unrestricted book-entry registration of such Shares with the Company’s transfer agent. The Company will defer the release to you of any and all Shares until you have made arrangements acceptable to the Company for payment of all such withholding taxes in accordance with the provisions of Section 19 of the Plan.

4. Rights as a Stockholder. As of the Grant Date specified on the cover page of this Agreement, you will have all of the rights of a stockholder of the Company with respect to the Shares (including voting rights and the right to receive dividends and other distributions), except as otherwise specifically provided in this Agreement.

5. Governing Plan Document. This Agreement and the Stock Bonus Award are subject to all the provisions of the Plan, and to all interpretations, rules and regulations which may, from time to time, be adopted and promulgated by the Committee pursuant to the Plan. If there is any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan will govern.

6. Choice of Law. This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to its conflicts or choice of law principles).

7. Binding Effect. This Agreement will be binding in all respects on your heirs, representatives, successors and assigns, and on the successors and assigns of the Company.

8. Continued Service. This Agreement does not give you a right to continued employment or service with the Company or any Affiliate, and the Company or any such Affiliate may terminate your employment or service at any time and otherwise deal with you without regard to the effect it may have upon you under this Agreement.

9. Electronic Delivery. By executing this Agreement, you hereby consent to the delivery of information (including, without limitation, information required to be delivered to you pursuant to applicable securities laws) regarding the Company and its Affiliates, the Plan, and the Shares of Stock via Company web site or other electronic delivery.

By signing the cover page of this Agreement or otherwise accepting this Award in a manner approved by the Company, you agree to all the terms and conditions contained in this Agreement and in the Plan document.